EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.
ANNOUNCES PROMOTIONS AND SEGMENT REALIGNMENT

FORT WORTH, Texas, (December 21, 2006) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today announced the promotion of two of its executive officers to newly created positions. Commencing immediately, Kevin T. Kasitz will serve as Chief Operating Officer and Executive Vice President for Commercial Lines, while continuing to serve as President of the Company's HGA Operating Unit. In addition to corporate responsibilities, Mr. Kasitz will have oversight responsibility for all of the Company's commercial insurance products. Brookland F. Davis will become Executive Vice President for Personal Lines, while continuing his role as President of the Phoenix Operating Unit. In his new capacity, Mr. Davis will have oversight responsibility for all of the Company's personal insurance products.

In connection with these management changes, Hallmark also announced the realignment of its four operating units into three reporting segments for the fourth quarter of 2006. The newly designated Personal Insurance Segment presently consists solely of the Phoenix Operating Unit. The newly designated Standard Commercial Segment presently consists solely of the HGA Operating Unit. The newly designated Commercial Specialty Segment is the aggregate of the TGA Operating Unit and the Aerospace Operating Unit. Management of the individual operating units remains unchanged.

Mark J. Morrison, President and Chief Executive Officer, said, "These new responsibilities reflect our confidence in the abilities of Kevin and Brooks to effectively manage the continuing growth and evolution of our insurance operations. We are fortunate to have such talented young executives within our Company to assist in developing and implementing our corporate strategies."

Mr. Kasitz, age 44, was previously named Executive Vice President of Hallmark in April, 2006. He has served as the President of the HGA Operating Unit since April, 2003. Prior to joining Hallmark, Mr. Kasitz had since 1991 been employed by Benfield Blanch Inc. and its predecessor, E.W. Blanch Holdings, Inc., a reinsurance intermediary, where he served as a Senior Vice President in the Program Services division (2000 to 2003) and Alternative Distribution division (1999 to 2000), a Vice President in the Alternative Distribution division (1994 to 1999) and a Manager in the Wholesale Insurance Services division (1991 to 1994). From 1989 to 1991, he was a personal lines underwriter for Continental Insurance Company and from 1986 to 1989 was an internal auditor for National County Mutual Insurance Company, a regional non-standard personal automobile insurer.

Mr. Davis, age 42, has served as the President of the Phoenix Operating Unit since January, 2003. Since 2001, Mr. Davis had previously been employed by Bankers Insurance Group, Inc., a property/casualty and life insurance group of companies, where he began as the Chief Accounting Officer and was ultimately promoted to President of its Texas managing general agency and head of its nationwide non-standard personal automobile operations. From 1998 to 2000, he served as Executive Vice President and Chief Financial Officer of Paragon Insurance Holdings, LLC, a multi-state personal lines managing general agency offering non-standard personal automobile and homeowners' insurance, which Mr. Davis co-founded. During 1997, Mr. Davis was a Senior Manager with KPMG Peat Marwick focusing on the financial services practice area. From 1993 to 1997, he served as Vice President and Treasurer of Midland Financial Group, Inc., a multi-state property/casualty insurance company focused on non-standard personal automobile insurance. Mr. Davis began his professional career in 1986 in public accounting with first Coopers & Lybrand and later KPMG Peat Marwick, where he ended his tenure in 1992 as a Supervising Senior Tax Specialist. Mr. Davis is a certified public accountant licensed in Texas and Tennessee.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property and casualty insurance products to businesses and individuals. The Company's business involves marketing, distributing, underwriting and servicing commercial insurance in Texas, New Mexico, Idaho, Oregon, Montana, Louisiana, Oklahoma and Washington; marketing, distributing, underwriting and servicing non-standard personal automobile insurance in Texas, New Mexico, Arizona, Oklahoma, Arkansas and Idaho; marketing, distributing, underwriting and servicing general aviation insurance in 48 states; and providing other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is presently listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer at 817.348.1600
www.hallmarkgrp.com